UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SLM Corporation
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300 Continental Drive
Newark, Delaware 19713

SUPPLEMENT TO PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2014

Sallie Mae Board Recommends Elimination of Cumulative Voting

As we approach SLM Corporation’s (“Sallie Mae” or the “Company”) Annual Meeting of Stockholders to be held on June 25, 2014, we ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we draw your attention to Proposal 5, Eliminate Cumulative Voting. The Sallie Mae Board has recommended to its stockholders that they approve an amendment to Sallie Mae’s charter to eliminate cumulative voting in the election of directors. We were disappointed to learn that the proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that stockholders vote against Proposal 5. We strongly disagree with ISS and encourage you to vote FOR Proposal 5, Eliminate Cumulative Voting. We do note however that another proxy advisory firm, Glass Lewis & Co. (“Glass Lewis”) has recommended that stockholders vote FOR Proposal 5, Eliminate Cumulative Voting. As you evaluate Proposal 5, we believe that, in addition to the information contained in our 2014 Proxy Statement, you should carefully consider the important information provided below.

Sallie Mae provides stockholders with an efficient corporate government structure which includes an annual election of all directors by majority vote and the ability of stockholders to call special meetings.

The Board believes that cumulative voting in the election of directors is fundamentally inconsistent with the Company’s election of directors by majority vote in uncontested elections. Majority voting ensures that directors are elected by at least a majority of the stockholders. With cumulative voting, a holder of less than 10% of the outstanding shares could elect one director even when a significant majority of shares were voted against the election of this director. Elimination of cumulative voting while maintaining majority voting at annual meetings reinforces the Board’s responsibility to the majority views of stockholders. The Board also believes that maintaining both cumulative voting and majority voting is problematic for a number of other reasons:

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Many public companies that have adopted majority voting have eliminated cumulative voting for the same reasons we explain above, as cumulative voting is inconsistent with, and may in fact thwart, the very objective of majority voting for director elections.

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Cumulative voting is also rare among large publicly-traded bank holding companies that are subject to regulation by the Federal Reserve. With the spin-off of Navient Corporation, Sallie Mae has adopted a corporate structure that is more like a bank holding company, and accordingly the Board believes it is prudent to also eliminate cumulative voting.

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Cumulative voting in combination with majority voting creates uncertainty and has the potential for negative corporate governance. With cumulative voting, a minority stockholder could take disruptive actions in opposition to the wishes of the holders of a majority of the shares.

Time: 11:00

The Sallie Mae Board strives to be attentive and responsive to its stockholders. While our Board of Directors chose not to make a recommendation in regards to the proxy access proposal, the Board is not against adoption of proxy access. The Board does however believe that the coexistence of cumulative voting, proxy access and majority voting (which would occur if ISS recommendations are followed) would cause confusion and less than transparent corporate governance. Finally, we note that if the Company stockholders approve the proxy access stockholder proposal also on the ballot, the Nominations, Governance and Compensation Committee of our Board of Directors will propose and recommend proxy access for adoption at our annual meeting in 2015. Any such proposal will include the elimination or suspension of cumulative voting. The Board believes that any implementation of proxy access would further reduce, if not eliminate, any need for or benefit of having cumulative voting since stockholders could obtain access to the nomination process for directors.

Accordingly, we strongly encourage you to vote FOR Proposal 5 -- Eliminate Cumulative Voting.